As filed with the Securities and Exchange Commission on May 1, 2024
Registration No. 333 - _________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of Registrant as specified in its charter)

    Maryland        31‑0724920
    (State or other jurisdiction        (I.R.S. Employer
    of incorporation or organization)        Identification No.)
Huntington Center
41 South High Street
Columbus, Ohio 43287
(Address, including zip code, of principal executive offices)

Huntington Bancshares Incorporated
2024 Long-Term Incentive Plan
(Full title of the Plan)

Marcy C. Hingst, Esq.
Senior Executive Vice President and General Counsel
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300
(Name, address, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:
Robert J. Tannous, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information concerning the Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (the “Plan”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

    The following documents previously filed by us with the Securities Exchange Commission ("the SEC") are incorporated by reference:

1.Annual Report on Form 10‑K for the fiscal year ended December 31, 2023, filed on February 16, 2024;

2.Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on April 30, 2024;

3.    Current Reports on Form 8‑K filed January 10, 2024 (excluding Items 7.01 and 9.01), January 19, 2024, February 2, 2024, March 28, 2024 (excluding Item 7.01), April 19, 2024 (Items 8.01 and 9.01) and April 19, 2024 (Items 5.02, 5.07 and 9.01); and

4.    The description of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, in our Form 8-A filed with the SEC on April 28, 1967 (in paper format), as updated by Exhibit 4.2 to our Form 10-K for the year ended December 31, 2023, filed on February 16, 2024.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

    The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of Huntington Bancshares Incorporated (“Huntington”) contains such a provision, which eliminates such liability to the fullest extent permitted by the MGCL.

Huntington’s charter provides that it shall indemnify its directors to the fullest extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses subject to procedures provided by such laws, its officers to the same extent it shall indemnify its directors, and its officers who are not directors to such further extent as shall be authorized by the Huntington board of directors and be consistent with Maryland law. Huntington’s bylaws provide that it shall indemnify and advance expenses to (i) its present or former directors and officers and (ii) any individual who, while a director or officer and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Huntington may, with the approval of the Huntington board of directors, provide such indemnification and advance for expenses to an individual who served a predecessor in any of the capacities described above and any employee or agent of Huntington or a predecessor of Huntington. Huntington’s bylaws further provide that director and officer indemnification and expense advance rights include expenses related to being a witness in a proceeding.

Section 2-418 of the MGCL provides, in substance, that a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made, or threatened to be made, a party to, or witness in, any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that the act or omission of the director or officer (a) was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit in which such director or officer shall have been adjudged to be liable to the corporation (except as described below).

Section 2-418 provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, may order indemnification as the court shall deem proper if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. However, indemnification with respect to any proceeding by or in the right of the corporation, or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, shall be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding shall be paid or reimbursed by Huntington in advance of the final disposition of the proceeding upon its receipt of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or other enterprise or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

The foregoing is only a general summary of certain aspects of Maryland law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

Subject to certain exceptions, the directors and officers of Huntington and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of Huntington’s employee benefit programs. Huntington is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

Item 7.     Exemption from Registration Claimed.

    Not applicable.

Item 8.     Exhibits.

    Reference is made to the information contained in the Exhibit Index filed as part of this registration statement.

Item 9.        Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description

4.1
Articles Supplementary of Huntington Bancshares Incorporated, as of January 18, 2019 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on January 22, 2019 and incorporated herein by reference).

4.2
Articles of Restatement of Huntington Bancshares Incorporated, as of January 18, 2019 (previously filed as Exhibit 3.2 to Current Report on Form 8-K, filed with the SEC on January 22, 2019 and incorporated herein by reference).

4.3
Articles Supplementary of Huntington Bancshares Incorporated, as of February 5, 2021 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on February 9, 2021 and incorporated herein by reference).

4.4
Articles Supplementary of Huntington Bancshares Incorporated, as of May 28, 2020 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on June 3, 2020 and incorporated herein by reference).

4.5
Articles Supplementary of Huntington Bancshares Incorporated, as of August 5, 2020 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on August 10, 2020 and incorporated herein by reference).

4.6
Articles Supplementary of Huntington Bancshares Incorporated, as of June 9, 2021 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on June 9, 2021 and incorporated herein by reference).

4.7
Articles of Amendment of Huntington Bancshares Incorporated to Articles of Restatement of Huntington Bancshares Incorporated, as of June 9, 2021 (previously filed as Exhibit 3.2 to Current Report on Form 8-K, filed with the SEC on June 9, 2021 and incorporated herein by reference).

4.8
Articles Supplementary of Huntington Bancshares Incorporated, as of March 3, 2023 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on March 6, 2023 and incorporated herein by reference).

4.9
Bylaws of Huntington Bancshares Incorporated, as amended and restated on July 19, 2023 (previously filed as Exhibit 3.2 to Current Report on Form 8-K, filed with the SEC on July 21, 2023 and incorporated herein by reference).

4.10
Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (previously filed as Exhibit 10.1 to Current Report on Form 8-K, filed with the SEC on April 19, 2024 and incorporated herein by reference).

5.1*	Opinion of Porter Wright Morris & Arthur LLP regarding the legality of the securities being registered hereto

23.1*	Consent of Porter Wright Morris & Arthur LLP (included in Exhibit 5.1 filed herewith)

23.2*	Consent of PricewaterhouseCoopers LLP

24*	Power of Attorney

107*	Filing fee Table

*	Filed herewith

Signatures

Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 1, 2024.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Marcy Hingst
Marcy C. Hingst, Senior Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Stephen D. Steinour*	Chairman, President, Chief	May 1, 2024
Stephen D. Steinour	Executive Officer, and Director
(Principal Executive Officer)

Zachary Wasserman*	Chief Financial Officer	May 1, 2024
Zachary Wasserman	(Principal Financial Officer)

Nancy E. Maloney*	Executive Vice President, Controller	May 1, 2024
Nancy E. Maloney	(Principal Accounting Officer)

Alanna Y. Cotton*	Director	May 1, 2024
Alanna Y. Cotton

Ann B. Crane*	Director	May 1, 2024
Ann B. Crane

Gina D. France*	Director	May 1, 2024
Gina D. France

Rafael Andres Diaz-Granados*	Director	May 1, 2024
Rafael Andres Diaz-Granados

J. Michael Hochschwender*	Director	May 1, 2024
J. Michael Hochschwender

John C. Inglis*	Director	May 1, 2024
John C. Inglis

Richard H. King*	Director	May 1, 2024
Richard H. King

Katherine M.A. Kline*	Director	May 1, 2024
Katherine M.A. Kline

Richard W. Neu*	Director	May 1, 2024
Richard W. Neu

Kenneth J. Phelan*	Director	May 1, 2024
Kenneth J. Phelan

David L. Porteous*	Director	May 1, 2024
David L. Porteous

Teresa H. Shea*	Director	May 1, 2024
Teresa H. Shea

Roger J. Sit*	Director	May 1, 2024
Roger J. Sit

Jeffrey L. Tate*	Director	May 1, 2024
Jeffrey L. Tate

Gary Torgow*	Director	May 1, 2024
Gary Torgow

*	/s/ Marcy C. Hingst
Marcy C. Hingst, attorney-in-fact
for each of the persons indicated